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                               STAGECOACH TRUST

                                SERVICING PLAN
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                                CLASS C SHARES
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     Section 1.  Each of the proper officers of Stagecoach Trust (the "Trust")
is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based substantially on the form attached hereto as Exhibit A or any other form duly approved by the Trust's Board of Trustees ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the beneficial owners of Class C shares ("Servicing Agents") of the Trust's Funds listed on the attached Appendix (each a "Fund"). Pursuant to such Agreements, Servicing Agents shall provide support services as set forth therein to their clients who beneficially own Class C shares of the Fund in consideration of a fee, computed monthly in the manner set forth in the Fund's then current prospectus, at an annual rate of up to 0.20% of the average daily net asset value of the Class C shares beneficially owned by or attributable to such clients. The Trust's distributor, administrator and adviser, if any, and their respective affiliates are eligible to become Servicing Agents and to receive fees under this Servicing Plan. All expenses incurred by the Fund in connection with the Agreements and the implementation of this Servicing Plan shall be borne entirely by the holders of the Class C shares of the Fund.

     Section 2. The Trust's administrator shall monitor the arrangements pertaining to the Trust's Agreements with Servicing Agents. The Trust's administrator shall not, however, be obligated by this Servicing Plan to recommend, and the Trust shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

     Section 3. So long as this Servicing Plan is in effect, the Trust's administrator shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Servicing Plan and the purposes for which such expenditures were made.

     Section 4. The Plan shall be effective on the date upon which it is approved by "vote of a majority of the outstanding voting securities," as defined in the Investment Company Act of 1940, as amended, and rules and regulations thereunder, of Class C shares of the Fund and a majority of the Trustees of the Trust, including a majority of the Qualified Trustees, pursuant to a vote cast in person at a meeting or meetings called for the purpose of voting on the approval of the Plan, or on the date the Fund commences operations, if such date is later.

     Section 5. Unless sooner terminated, this Servicing Plan (and each related agreement) shall continue in effect for a period of one year from its date of approval and shall continue thereafter for successive annual periods, provided that such Plan is not specifically terminated by a majority of the Board of Trustees, including a majority of the

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Trustees who are not "interested persons," as defined in the Investment Company
Act of 1940, of the Trust and have no direct or indirect financial interest in the operation of this Servicing Plan or in any Agreement related to this Servicing Plan (the "Disinterested Trustees") cast in person at a meeting called for the purpose of voting on such approval.

     Section 6. This Servicing Plan may be amended at any time with respect to the Fund by the Trust's Board of Trustees, provided that any material amendment of the terms of this Servicing Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in
Section 5.

     Section 7. This Servicing Plan is terminable at any time with respect to the Fund by vote of a majority of the Disinterested Trustees.

     Section 8. While this Servicing Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

     Section 9. Notwithstanding anything herein to the contrary, the Fund shall not be obligated to make any payments under this Plan that exceed the maximum amounts payable under Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

     Section 10. The Trust will preserve copies of this Servicing Plan, Agreements, and any written reports regarding this Servicing Plan presented to the Board of Trustees for a period of not less than six years.



Dated: April 30, 1998

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                                    APPENDIX
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     Fees are expressed as a percentage of the average daily net asset value of the Class B shares of the particular Fund beneficially owned by or attributable to such clients of the Servicing Agent.

                                                MAXIMUM
                                                ANNUAL
                   Fund                        FEE RATE
                   -----                       --------

              LifePath 2040 Fund                 0.20%



Approved:  April 30, 1998

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